Exhibit 23(b)

DAVE BANERJEE, CPA
An Accountancy Corporation Member AICPA and PCAOB

6301 Owensmouth Ave, Ste 750, Woodland Hills, CA 91367 • PH (818) 657-0288 • FAX (818) 657-0299 • CELL (818) 312-3283
EMAIL jewelle@finracompliance.com • WEB www.davebanerjee.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement filed by Neuralstem, Inc. on Form S-3 (No. 333-142451) of our report dated March 20, 2008 with respect to the audit of the balance sheet of Neuralstem, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006 which report appears in the Annual Report on Form 10-KSB of Neuralstem, Inc. for the year ended December 31, 2006.

/s/ Dave Banerjee, CPA, An Accountancy Corp.
ave Banerjee CPA, An Accountancy Corp.
Woodland Hills, California
March 25, 2008

www.davebanerjee.com